Exhibit 99

FOR IMMEDIATE RELEASE

BankFinancial Corporation Declares Cash Dividend

Burr Ridge, Illinois - (June 27, 2006) BankFinancial Corporation (Nasdaq – BFIN) announced today that its Board of Directors has declared a cash dividend of $0.06 per common share. The dividend will be payable on September 22, 2006 to stockholders of record on September 6, 2006.

BankFinancial will mail further information relating to this dividend to our stockholders of record. The mailing will include information on a dividend reinvestment plan that BankFinancial is in the process of establishing, and a dividend reinvestment plan enrollment form.

BankFinancial Corporation is the holding company for BankFinancial, F.S.B., a full-service, community-oriented savings bank providing financial services to individuals, families and businesses through 18 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. At March 31, 2006, BankFinancial Corporation had total assets of $1.6 billion, total deposits of $1.1 billion and stockholders’ equity of $333 million. BankFinancial Corporation became a publicly-traded company on June 24, 2005, and its common stock trades on the Nasdaq Stock Market under the symbol BFIN.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause BankFinancial Corporation’s actual results to differ from those expected at the time of this release. Investors are urged to carefully review and consider the various disclosures made by BankFinancial Corporation in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in BankFinancial Corporation’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC’s web site at http://www.sec.gov or on BankFinancial’s web site at http://www.bankfinancial.com.

For Further Information

Contact:	Shareholder, Analyst and Investor Inquiries: Terence C. Wise, Vice President – Investor Relations BankFinancial Corporation Telephone: 630-242-7151	Media Inquiries: Gregg T. Adams, Executive Vice President – Marketing & Sales BankFinancial Corporation Telephone: 630-242-7234